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A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED. THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

Exhibit 10.43

EXECUTIVE DIRECTOR AGREEMENT

        THIS EXECUTIVE DIRECTOR AGREEMENT (this "Agreement") is entered into this 27th day of November, 2007 (the "Effective Date"), by and among LECG Corporation, a Delaware corporation, successor in interest to LECG Holding Company, LLC ("LECG Holding"), and the sole managing member of LECG, LLC (the "Company"), LECG, LLC, a California limited liability company ("LECG"), and DAVID KAPLAN (the "Executive Director").

RECITALS

        A.    The Company has been organized for the purpose of engaging, through one or more Subsidiaries, including LECG, in the business of providing economic and financial analysis, expert testimony, and litigation support (the "Business"). The Company, LECG and their respective Subsidiaries are sometimes collectively referred to herein as the "LECG Entities" and individually as an "LECG Entity."

        B.    The Company, LECG and the Executive Director are parties to that certain Amended and Restated Senior Management Agreement dated as of September 30, 2003, as further amended by that certain First Amendment to Amended and Restated Senior Management Agreement dated as of October 1, 2004 and that certain Second Amendment to Amended and Restated Senior Management Agreement dated as of July 17, 2006 (collectively, the "Original Agreement"). In 2003, LECG Holding reorganized as the Company and, as part of that reorganization, the Company assumed all of the rights and obligations of LECG Holding under the Original Agreement.

        C.    The Company, LECG and the Executive Director wish to enter into this Agreement, which amends, restates and supersedes the Original Agreement in its entirety.

        D.    The Company, LECG and the Executive Director are entering into this Agreement to provide additional incentives for the Executive Director to remain an active and productive expert with LECG and to create a unique entrepreneurial opportunity for the Executive Director to develop a largely stand-alone practice that could provide the Executive Director with a substantial practice development bonus following a specified development period.

AGREEMENT

        In consideration of the foregoing and the mutual covenants and promises contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.     Confirmation of Employment.

        1.1.    Employment.    The parties hereby confirm that the Executive Director is currently engaged as an employee of LECG to provide exclusive professional consulting services to LECG as an expert Director, and the Executive Director agrees to continue to serve LECG as an at-will employee, in such capacity, subject to the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, the parties recognize and agree that the Executive Director may continue to teach and lecture at any university or educational organization. As an expert Director of LECG, the Executive Director performs and bills all of his professional consulting activities exclusively through LECG. On any consulting engagements that the Executive Director enters into, the Executive Director must utilize the services of LECG's staff to assist the Executive Director on such engagements unless otherwise agreed by the Executive Director and the Company's Chief Executive Officer.

        1.2    Independence of Work.    LECG recognizes and agrees that the decision to accept or reject any consulting engagement will be made within the Executive Director's sole discretion, that all opinions and reports of the Executive Director will be his and not those of LECG, any LECG Entity or any other employee or affiliate of LECG, and that all such decisions, opinions and reports will be based upon the Executive Director's independent and objective professional judgment.

2.     Compensation Generally and Retention Bonus.

        2.1    Generally.    The Executive Director's compensation is comprised of (i) certain compensation described in this Section 2, (ii) a practice development bonus as described in Section 3 below, and (iii) the compensation payable to the Executive Director for consulting services as described in Section 3 below.

        2.2    Retention Bonus.

          2.2.1  LECG will pay the Executive Director a one-time retention bonus of Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000) ("Retention Bonus") in recognition of the substantial practice that the Executive Director has created at LECG and to create an incentive for further growth and development of that practice over the next seven years. The Retention Bonus can be structured as a contribution to the Company's Deferred Compensation Plan at the Executive Director's request. The Retention Bonus will be payable in two installments as follows: (i) Two Million Five Hundred Thousand Dollars ($2,500,000) within two (2) business days after execution of this Agreement, and (ii) Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000) on or before December 31, 2007.

          2.2.2  The Executive Director will not earn 100% of the Retention Bonus as of the date of payment. Rather, the Retention Bonus must be earned ratably over seven (7) years on a time vesting basis. Earning the Retention Bonus is not subject to vesting on a performance criteria basis. If the Executive Director voluntarily terminates his employment with LECG under Section 8.1.2 hereof prior to the seventh (7th) anniversary of the date on which the first installment of the Retention Bonus was paid, or if the Executive Director's employment is terminated by LECG for Cause under Section 8.1.5, the Executive Director will repay to LECG the one-time Retention Bonus based on a daily amortization rate of $3,816 times the number of days remaining from the Executive Director's termination date to the end of the 7th anniversary of the date on which the first installment of the Retention Bonus was paid. A termination of the Executive Director's employment under Sections 8.1.1, 8.1.3 or 8.1.4 or a termination of the Executive Director's employment by the Company without Cause under Section 8.1.5 will not result in repayment of the Retention Bonus. Repayment of the unamortized portion of the Retention Bonus must be made within fifteen (15) days of such termination and the Executive Director agrees that LECG is authorized to offset and deduct any amounts the Executive Director owes to LECG, including, but not limited to, the amount due for repayment of the unamortized portion of the Retention Bonus, from any amounts LECG may owe to the Executive Director, including, but not limited to, compensation owed to the Executive Director at the time of the termination of his employment.

        2.3    Acquisition Finder Fee.    The Executive Director will receive a finder's fee on acquisitions sourced by the Executive Director and completed by an LECG Entity equal to three percent (3%) of the trailing twelve month revenues of the acquired company as of the date of the acquisition; provided, however, that such finder's fee will not be payable if either the Company or LECG had agreed, at the outset of the transaction, to pay any other finder's, investment banking or other fees to any other Person, unless otherwise mutually agreed by LECG and the Executive Director. For purposes of this

Section 2.3, an acquisition is "sourced" by the Executive Director where he identifies the target company, or plays a material role in negotiating and completing the acquisition. This provision does not apply to recruiting efforts, including group hires. This provision does not confer on the Executive Director any authority to initiate or complete an acquisition without the prior written approval of the Company, and it does not obligate the Executive Director to source any acquisitions. Any finder fee payable to the Executive Director under this provision will be paid within sixty (60) days following the closing of the acquisition.

3.     ***

4.    Consulting Compensation.    As an expert Director of LECG, the Executive Director will receive incentive compensation under LECG's Expert Model, a copy of which is attached hereto as Attachment A. The Executive Director will receive a guaranteed draw (the "Guaranteed Draw") of $31,500 per annum ($2,625 per month) and, during his employment (the "Draw Period"), the Executive Director will receive an additional draw (the "Additional Draw") of $668,500 per annum ($55,708 per month). The Guaranteed Draw together with the Additional Draw are referred to collectively as the "Combined Draw." The Combined Draw will be paid pursuant to LECG's regular payroll policies. To the extent that the Executive Director's Director Earnings exceeds his Combined Draw each month, LECG will pay the Executive Director the excess. Any monthly deficit between Director Earnings and the Additional Draw will be carried forward to the subsequent month ("deficit balance"). Should the Executive Director's deficit balance reach or exceed $250,000, all Additional Draw payments will be stopped until the deficit balance is resolved; provided, however, that the Company will discuss the deficit balance situation with the Executive Director prior to making any changes in the Additional Draw payments. If the Executive Director has a deficit balance as of the end of a calendar year, or the Executive Director's employment with LECG terminates for any reason while the Executive Director has a deficit balance, the Executive Director (or his successors in interest) must repay the amount of the deficit balance on the termination date. LECG may offset any amounts owed to the Executive Director as Director Earnings against any deficit balance he may have. Subject to applicable law, LECG reserves the right at its sole discretion to (i) modify its policies on matters relating to Director Compensation, including the LECG Expert Model, or (ii) reduce the Executive Director's Additional Draw if he incurs a deficit balance in excess of $250,000, in each case as circumstances may require in the future; provided, however, that there will be no changes or modifications to the Executive Director's compensation program under LECG's Expert Model as it exists on the date of this Agreement including, without limitation, pass-through rates, rates for project origination earnings, terms of the 5% holdback, and write-off policy, without the mutual agreement of LECG and the Executive Director.

5.     Employee Benefits.

        5.1    Participation.    The Executive Director will be entitled to participate in standard LECG benefits afforded all employees. Each of these benefits is subject to revision from time to time, with respect to the benefit level, or whether a particular benefit continues to be offered. To the extent the Executive Director elects to participate in these benefits, the Executive Director would be subject to the same revisions and restrictions as other LECG employees.

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

        5.2    Insurance.    The Executive Director may elect to receive LECG group health insurance, vision, dental, and prescription coverage. The Executive Director can purchase additional dependent coverage through the plan. Currently a life and accidental death and dismemberment insurance policy and a long-term disability plan are mandatory for all employees. Supplemental life insurance is also available at the Executive Director's own expense. Open enrollment periods are held once per year.

        5.3    401(k) Plan.    The Executive Director may elect to contribute a portion of his or her earnings to the 401(k) Plan, up to the legal maximum. However, LECG will not match any portion of the Executive Director's contribution with additional, company-provided contributions.

        5.4    Payment for Benefits.    The cost of benefits, including FICA and Medicare taxes, will be deducted from the Executive Director's Director Earnings to the extent provided in Attachment A.

6.    Business Development.    As an expert Director of LECG, the Executive Director is expected to generate substantial business based on his reputation, contacts and prior affiliations. To the extent the Executive Director requires the resources of LECG to assist with business development, LECG will provide such resources; however, the cost of such resources will be deducted from the Executive Director's Director Earnings at least once per year, and may be deducted more frequently (e.g., quarterly), at LECG's sole discretion. In general, very limited corporate business development investment will be made in Kaplan One or Kaplan Two. The Executive Director should obtain the approval of the local office directors or their designees prior to asking LECG staff to perform business development work. The costs of such staff's services will be charged back to the Executive Director at 40% of the staff member's billing rate as a proxy for cost. Expenses such as travel and photocopying will also be charged to the Executive Director at cost.

7.     Administrative Support.

        7.1    Furniture and Equipment.    LECG will provide the Executive Director with office space and appropriate furniture and equipment. LECG will provide its standard computer equipment which shall include either a desktop computer or laptop computer and docking station. LECG will consider requests from the Executive Director for additional furniture or equipment that exceeds LECG standards, as long as the equipment is compatible with the existing infrastructure. In the event such a request is approved, the difference in cost between what LECG would provide ordinarily and the actual cost will be passed on to the Executive Director.

        7.2.    Administrative Support    LECG will provide administrative support for the Executive Director at LECG's expense. During the term of this Agreement, LECG, at its expense, shall provide the Executive Director with one full time Executive Assistant. The Executive Director will be responsible only for the cost of any additional Executive Assistants to the extent such cost exceeds the billable value of all work such Executive Assistants perform, in accordance with LECG's Executive Assistant Charge-Back Policy, a copy of which is available upon request.

8.     Termination.

        8.1    Events of Termination.    The Executive Director's employment with the Company shall cease upon:

          8.1.1  the Executive Director's death.

          8.1.2  the Executive Director's voluntary resignation or retirement.

          8.1.3  the Executive Director's disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) LECG's disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by the Executive Director), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for at least six continuous months and that it would have a material adverse effect on the Company. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.

          8.1.4  the Executive Director elects to terminate his employment with LECG within thirty (30) days after a Change in Control or a Negative Event.

          8.1.5  termination by LECG by the delivery to the Executive Director of a written notice from the Board that the Executive Director has been terminated ("Notice of Termination") with or without Cause. If the Executive Director is terminated for Cause, the Notice of Termination must specify the Cause in reasonable detail. The Executive Director will then have the right, within ten (10) days of receipt of such Notice of Termination, to file a written request for review by the Board. In such case, the Executive Director will be given the opportunity to be heard, personally or by counsel, by the Board and the Board must thereafter confirm that such termination is for Cause. If the Board does not provide such confirmation, the termination shall be treated as other than for Cause. If the Executive Director does not accept the Board's determination of a termination for Cause, the matter will be resolved by final binding arbitration under Section 15.5 hereof. The Executive Director acknowledges that this provision is necessary to protect the Company's goodwill in the community in which Executive Director represents the Company, and thus, to protect the profitability and the business of any LECG Entity. "Cause" shall mean the Executive Director's (1) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to any LECG Entity or involving harassment of or discrimination against any employees of any LECG Entity, (2) misappropriation of funds or assets of any LECG Entity for personal use; (3) failure to devote full business time and attention to professional consulting services on behalf of LECG as provided in Section 1 hereof ("Duties"), after written notice from the Board describing such failure, and such failure has not been cured within thirty (30) days after the Executive Director receives notice thereof from the Board; (4) gross negligence or willful misconduct in the performance of his Duties after written notice from the Board, and such failure has not been cured within ten (10) days after the Executive Director receives notice thereof from the Board; or (5) the Executive Director's engaging in conduct constituting a breach of Sections 11 or 12 below. To the extent that the Cause set forth for the termination of the Executive Director cannot be cured within thirty (30) days or ten (10) days, as the stated above and as the case may be, the Executive Director shall take such steps to cure the Cause for termination during the respective period and any such cure shall be completed within a reasonable time. Any dispute concerning whether the Executive Director has cured the Cause for his termination shall be decided in accordance with the arbitration provisions set forth in Section 15.5. Cause shall be initially determined by the Board in its sole discretion. For the avoidance of doubt, a determination of Cause cannot be based on the failure of Kaplan One or Kaplan Two to achieve any specific financial metrics or based upon the decision of a court or any other decision making body such as an arbitration panel (for example) relating to the admissibility or quality of the work performed by or the qualifications of the Executive Director.

        8.2    Rights on Termination.

          8.2.1  In the event that the Executive Director's employment is terminated by LECG without Cause, the Company will pay to the Executive Director, on regular salary payment dates, a monthly portion of Two Hundred and Fifty Thousand Dollars ($250,000) for a twelve-month period commencing on the date of termination (the "Severance Period") on regular salary payment dates (the "Severance Payments").

          8.2.2  If LECG terminates the Executive Director's employment for Cause, if the Executive Director dies or if the Executive Director is permanently disabled, LECG's obligations to pay any compensation or benefits under this Agreement will cease to be effective on the date of termination other than the obligation to pay accrued but unpaid Director Earnings under LECG's Expert Model through the date of termination. The Executive Director's right to receive any other benefits will be determined under the provisions of LECG's applicable plans, programs or other coverages or applicable law.

          8.2.3  Notwithstanding the foregoing, LECG's obligation to make all of the Severance Payments shall cease if the Executive Director is in violation of the provisions of Section 12 below. Until such time as the Executive has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by LECG to the Executive Director under this Agreement at LECG's expense. If the Executive Director dies or is permanently disabled, then the Executive Director or his estate shall be entitled to any disability income or life insurance payments from any insurance policies paid for by the Company or LECG other than key man life insurance covering repayment of the Retention Bonus where the Company or LECG is named as the beneficiary.

9.    Term of Employment.    The Executive Director's employment with the Company and LECG commenced on September 29, 2000 and shall continue indefinitely on an at-will basis until terminated in accordance with the provisions of Section 8.1 above.

10.    Representations of the Executive Director.    The Executive Director hereby represents and warrants to the Company that the statements contained in this Section 10 are true and accurate as of the date of this Agreement.

        10.1    Employment Restrictions.    Apart from this Agreement, the Executive Director is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement which limits or restricts the Executive Director's ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

        10.2    LECG Policies.    The Executive Director agrees that he will abide by all policies of LECG, as may be amended from time to time, relating to the performing of services on matters by LECG. LECG reserves the right to change its policies, including those discussed in this Agreement, as business conditions warrant. Any such changes in policy will be communicated to the Executive Director upon their implementation.

11.   Proprietary Information.

        11.1    Obligation to Maintain Confidentiality.    The Executive Director acknowledges that any Proprietary Information disclosed or made available to him or obtained, observed or known by him as a direct or indirect consequence of his employment with or performance of services for the Company and LECG during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which the Executive Director is receiving Severance Payments, are the property of the applicable LECG Entity. Therefore, the Executive Director agrees that he will not at any time (whether during or after his term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Company's consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive Director's acts or failure to act or as reasonably necessary for him to obtain financial, tax or legal advice with respect to Proprietary Information directly relevant to him. Nothing in this 11.1 prevents the Executive Director from using his general knowledge and experience in future employment.

        11.2    Ownership of Proprietary Information.    The Executive Director agrees that during and after his employment with LECG, all Proprietary Information is, and shall be kept, strictly confidential, and shall not be disclosed except as required by law or as otherwise permitted under Section 11.4 hereof. All Proprietary Information belonging to LECG and/or any of its clients shall remain the property of LECG or the client, respectively. On the date the Executive Director's employment terminates for whatever reason, the Executive Director will immediately discontinue use of Proprietary Information and will not remove any Proprietary Information from LECG's offices or from any other place where the Proprietary Information is located unless the Chief Executive Officer of LECG has received a written request from a client for whom LECG has rendered consulting services that the client's Proprietary Information, specifically identified by matter name, be transferred to the Executive Director or another person or entity. Upon receipt of such a client request, and as soon as is practicable, LECG will release the relevant client Proprietary Information as directed by the client. LECG reserves the right to maintain a copy of Proprietary Information as deemed necessary and/or appropriate. LECG will release client information in the existing media and format for active work product and also for requested inactive work product available in accordance with LECG's retention policy and schedule. The Executive Director further agrees that upon the termination of his employment with LECG, he will use commercially reasonable efforts to assist LECG in obtaining payment of any outstanding amounts owed to LECG by any of his clients requesting the transfer of its Proprietary Information.

        11.3    Third Party Information.    The Executive Director understands that the LECG Entities will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the part of the LECG Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive Director's employment and thereafter, and without in any way limiting the provisions of Sections 11.1 and 11.2 above, the Executive Director will hold Third Party Information in the strictest confidence and will not use or disclose to anyone (other than personnel of the LECG Entities who need to know such information in connection with their work for the LECG Entities) Third Party Information, except in connection with his work for any of the LECG Entities or as expressly authorized by the Chief Executive Officer in writing.

        11.4    Compelled Disclosure.    If the Executive Director is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information to any Person, the Executive Director will provide the Company with written notice of the applicable law, regulation or process as promptly as practicable so that the Company may seek a protective order or other appropriate remedy. The Executive Director will cooperate with the Company and the Company's owners, directors, officers, employees, independent contractors and advisors in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Executive Director disclose Proprietary Information, and if the Executive Director furnishes the Company, at Company expense, with a written opinion of legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information is legally required (the acceptance of such opinion not being unreasonably withheld by the Company), then the Executive Director may disclose such Proprietary Information to the extent legally required; provided, however, that the Executive Director will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

12.   Noncompete; Nonsolicitation.

        12.1    Noncompetition.    During the Executive Director's period of employment and for one year following the termination of the Executive Director's employment (or, if the Company has terminated the Executive's employment without Cause, during the Executive Director's period of employment and the Severance Period), the Executive Director shall not, directly or indirectly own, manage or control any business competitive with the Business within any state or foreign country in which any LECG Entity has conducted business or has performed services for customers or clients at any time during the 12-month period immediately preceding the end of his service, provided that such competitive business has annual revenues in excess of $10,000,000. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of the Executive Director's obligations under this Agreement, the Executive Director (i) may serve as a director or trustee of any charitable or non-profit entity or as a faculty member of a university and (ii) may continue to act as an expert in a non-managerial or control position.

        12.2    Nonsolicitation.    As long as the Executive Director is an employee of the Company or any Affiliate thereof and for one year thereafter ("Non-Solicitation Period") the Executive Director will not directly or indirectly on his own behalf or on behalf of any another party solicit or induce, or cause others to solicit or induce, any Person employed by, affiliated with, or acting as an independent contractor to an LECG Entity, to terminate his/her relationship with such LECG Entity. Except with respect to engagements for which the Executive Director is designated as the primary expert, the Executive Director agrees that during the Non-Solicitation Period he will not directly or indirectly, on his own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any client of an LECG Entity to terminate any engagement or its business relationship with LECG, its subsidiaries or affiliated entities, Independent Contractors, affiliates, or other employees. The restriction in this paragraph shall not apply with respect to clients known to Executive Director prior to his employment with LECG. Notwithstanding anything contained in this Agreement, after the termination of Executive Director's employment he may mail a professional announcement to clients of LECG for whom he performed services while an employee of LECG.

        12.3    Acknowledgment.    It is specifically recognized by the Executive Director that: (i) his services to the LECG Entities are special, unique and of extraordinary value; (ii) the Company's employees are a valuable asset in the operation of the Business; (iii) the LECG Entities have protectable interests in restricting certain activities of the Executive Director as provided in this Section 12; (iv) money damages are insufficient to protect such interests; (v) there is adequate consideration being provided to the Executive Director hereunder; (vi) such prohibitions are necessary and appropriate without regard to payments being made to the Executive Director hereunder; and (vii) the Company would not enter this Agreement with the Executive Director without the restrictions contained in this Section 12. The Executive Director further acknowledges that the restrictions contained in this Section 12 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the LECG Entities conduct their business, do not deprive the Executive Director of his livelihood. The Executive Director further acknowledges that the provisions of this Section 12 are separate and independent of the other sections of this Agreement.

        12.4    Enforcement.    If, at the time of enforcement of either Section 12.1 or 12.2 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances as determined by the court shall be substituted for the stated period and/or scope. Because the Executive Director's services are unique, because the Executive Director has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 15.6, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

13.    Definitions.    The following terms used in this Agreement will have the meanings given in this Section 13.

        "Affiliate" means any person or entity controlling, controlled by or under common control with the Company or LECG, as applicable.

        "Board" means the Board of Directors of the Company.

        "Change in Control" means a transaction in which a controlling interest (51% or more) of the stock, or substantially all of the assets, of LECG or the Company is acquired by a single acquirer or group of acquirers working together and, as a result of that transaction, there is a material, adverse impact on the Executive Director's ability to continue his consulting practice with LECG as determined by final binding arbitration under Section 15.5 hereof.

        "Negative Event" means (i) that the Company, LECG or any of their respective officers or directors are convicted of or found liable for a violation of the securities laws or for acts involving fraud, breach of fiduciary duty or moral turpitude, (ii) the indictment of the Company or LECG, or any of their respective officers, or any member of the Board in his or her official capacity for a violation of the securities laws, or for acts involving fraud, breach of fiduciary duty or moral turpitude that has a material, adverse impact on the Executive Director's ability to continue his consulting practice with LECG as determined by final binding arbitration under Section 15.5 hereof, or (iii) a material change by the Company in its conflicts or staffing policies that has a material, adverse impact on the Executive Director's ability to continue his consulting practice with LECG as determined by final binding arbitration under Section 15.5 hereof.

        "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Proprietary Information" means any and all data and information concerning the business affairs of the LECG Entities and not generally known in the industry in which any LECG Entity is or may become engaged, and any other information concerning any matters affecting or relating to the respective businesses of the LECG Entities, but in any event Proprietary Information shall include, all of the LECG Entities' past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the LECG Entities' respective businesses or industries, clients, client lists, pricing information with respect to present or past clients, or any other information concerning the respective businesses of the LECG Entities, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.

        "Records" means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the LECG Entities, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists—partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the LECG Entities; (xi) information concerning the LECG Entities, which was input by the Executive Director or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by clients of any LECG Entity; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photocopies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

        "Subsidiary" with respect to any Person, means any corporation, limited liability company or similar entity of which such Person owns securities having a majority of the ordinary voting power in electing the board of directors directly or indirectly.

14.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the recipient at the following address:

    If to the Company:

      LECG Corporation
      2000 Powell Street, Suite 600
      Emeryville, CA 94608
      Attention: Chief Executive Officer
      Tel.: (510) 985-6700
      Fax: (510) 653-6213

    If to LECG:

      LECG, LLC
      2000 Powell Street, Suite 600
      Emeryville, CA 94608
      Attention: Chief Financial Officer

    with a copy of notices to the Company or LECG to:

      Folger, Levin & Kahn LLP
      275 Battery Street, 23rd Floor
      San Francisco, CA 94111
      Attention: Christopher Conner
      Tel.: (310) 986-2800

    If to the Executive Director:

      David Kaplan
      1725 Eye Street, N.W., Suite 800
      Washington, D.C. 20006
      Tel.: (202) 973-0508
      Fax: (202) 466-3841

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered personally or sent by facsimile, and one day after deposit with a reputable overnight courier service.

15.   General Provisions.

        15.1    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        15.2    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        15.3    Counterparts; Facsimile Execution.    This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

        15.4    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive Director and the Company, and their respective successors and assigns; provided that the rights and obligations of the Executive Director under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any Affiliate of the Company.

        15.5    Choice of Law; Arbitration.    All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the District of Columbia, without giving effect to any choice of law or conflict of law provision or rule (whether of the District of Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the District of Columbia. Any controversy or claim arising out of or relating to this Agreement will be resolved by a single, neutral arbitrator with at least ten (10) years of experience arbitrating complex employment disputes and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Washington, D.C. The arbitrator will be mutually agreed by the parties within ten (10) days of a demand for arbitration; provided, however, that if the parties cannot so agree after good faith discussions, then the arbitrator will be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator will be enforceable in accordance with the applicable provisions of the California Code of Civil Procedure. The arbitrator may award damages (including, without limitation, attorneys' fees and costs) and/or permanent injunctive relief, but in no event will the arbitrator have the authority to award punitive or exemplary damages. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this paragraph. If proper notice of any hearing has been given, the arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. The provisions of California Code of Civil Procedure Section 1283.05 are hereby incorporated by reference.

        15.6    Remedies.    Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

        15.7    Amendment and Waiver.    The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company and the Executive Director.

        15.8    Termination.    The provisions of Sections 8.2, 11, 12, 13, 14 and 15 of this Agreement shall survive the termination of the Executive Director's employment with the Company and shall remain in full force and effect after such termination.

        15.9    Generally Accepted Accounting Principles; Adjustments of Numbers.    Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with United States generally accepted accounting principles, consistently applied, except that if because of a change in United States generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with United States generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company's previous accounting methods and policies.

        15.10    No Waiver.    A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise or any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

        15.11    Insurance.    The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on the Executive Director in any amount or amounts considered available. The Executive Director agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

        15.12    Offset.    Whenever any LECG Entity is obligated to pay any sum to the Executive Director, any amounts that the Executive Director owes to such LECG Entity may be deducted from that sum before payment.

        15.13    Indemnification and Reimbursement of Payments on Behalf of the Executive Director.    The LECG Entities shall be entitled to deduct or withhold from any amounts owing from such LECG Entity to the Executive Director any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to the Executive Director's compensation or other payments from such LECG Entity or the Executive Director's ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

        [Signature page follows]

        The parties hereto have executed this Executive Director Agreement on the date first written above.

LECG CORPORATION
By:	/s/ STEVEN R. FIFE
Steven R. Fife, Chief Financial Officer
LECG, LLC
By:	/s/ STEVEN R. FIFE
Steven R. Fife, Chief Financial Officer
EXECUTIVE DIRECTOR
/s/ DAVID KAPLAN David Kaplan

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  Exhibit 10.43